ALEX. BROWN & SONS INCORPORATED
1290 AVENUE OF THE AMERICAS, 10TH FLOOR * NEW YORK, NEW YORK 10104 * TELEPHONE:
                         (212) 237-2000 * TELEX: 198186

                                   ALEX. BROWN
                    AMERICA'S OLDEST INVESTMENT BANKING FIRM
                                ESTABLISHED 1800
                                                           as of August 13, 1997

PERSONAL AND CONFIDENTIAL

Mr. James J. Leto
Chairman, President & Chief Executive Officer
Network Imaging Corporation
500 Huntmar Park Drive
Herndon, VA 20170

Dear Mr. Leto:

         This letter agreement (the "Agreement") confirms the understanding and agreement between Alex. Brown & Sons Incorporated ("Alex. Brown" or the "Financial Advisor") and Network Imaging Corporation ("IMGX" or the "Company").


Assignment Scope:

         1. The Company hereby retains Alex. Brown as sole and exclusive financial advisor to provide the Company with general restructuring advice on the terms and conditions set forth herein. The Company currently has approximately 1.6 million shares of Series A Cumulative Preferred Stock (the "Preferred Stock") outstanding with a liquidation preference of $25.00 per share. Such proposed restructuring may include an exchange offer involving new securities (the "Restructuring"), the issuance of new securities (the "Refinancing"), the sale or disposition of assets, or other similar transactions or series of transactions (the "M&A Transaction"), and is hereinafter referred to as the "Transaction". In connection with the Transaction, our work may include services related to any or all of the above described transactions.


Restructuring Services:

         2. With respect to the Restructuring, the services performed by the Financial Advisor will include, as necessary:

                  (a) A review and analysis of the Company's business, operations and financial projections;

                  (b) Assisting in the determination of an appropriate capital structure for the Company;

                  (c) Rendering financial advice to the Company and participating in any meetings or negotiations with the holders of the Company's Preferred Stock in connection with any restructuring, modification or refinancing of the Company's existing Preferred Stock;

                  (d) Advising the Company on the timing, nature, and terms of any new securities, other consideration or other inducements to be offered pursuant to the Restructuring;

                  (e)      Advising   the  Company  on   specific   tactics  and
                           strategies   for   negotiating   with  the  Preferred
                           Stockholders;

                  (f) Assisting the Company in preparing any documentation required in connection with the Restructuring of the existing Preferred Stock;

                  (g)      Assessing  the   possibilities  of  bringing  in  new
                           investors and/or lenders to replace, repay or settle with the existing investors and/or lenders.

                  (h) Providing the Company with other general restructur-ing advice, as appropriate.

         3. As consideration for the Financial  Advisor's  services set forth in
Section 2, the Company shall pay the Financial Advisor certain fees as follows:

                  (a) Commencing on the date hereof, the Company shall pay the Financial Advisor a retainer fee of $80,000, consisting of $25,000 in cash and $55,000 in the form of common stock and common stock warrants. The retainer will be fully creditable to any success fee associated with the Restructuring, Refinancing, or M&A Transaction. See Addendum B for a detail of the calculation of the amount of stock and warrants to be granted to the Financial Advisor.

                  (b) Upon consummation of a successful Restructuring, the Company shall pay the Financial Advisor a success fee consisting of (i) 155,844 shares of common stock and warrants exercisable into 277,778 shares of common stock and (ii) $364,701 in cash payable as follows:

                                                              Actual Amount
     Date / Event                    Base Amount                 Payable
-------------------------     -------------------------    ------------------
Restructuring                         $100,000                   $100,000
Feb. 20, 1998 (1)                     $100,000                   $104,060
May 20, 1998 (1)                       $75,000                    $80,410
Aug. 20, 1998 (1)                      $75,000 (2)                $55,231
(1) Reflects accrual of pay-in-kind interest of 1% per month beginning Oct. 20, 1997
(2)  Includes $25,000 cash retainer to be credited against this amount


                           A successful Restructuring means a Restructuring where there is a closing or signing of execution documents evidencing a Restructuring or other similar event. See Addendum B for a detail of the calculation of the amount of stock and warrants to be granted to the Financial Advisor.

                  (c) In addition to any fees that may be payable to the Financial Advisor, the Company shall promptly re-imburse the Financial Advisor for all: (i) reason-able out-of-pocket expenses (including travel and lodging, data processing and communications charges, courier services and other appropriate expenditures) and (ii) other fees and expenses, including expenses of counsel, of any, to the extent described in the Addendum A. Alex. Brown will provide the Company with periodic summaries of its expenses and will not incur any expenses in expenses in excess of $10,000 in any one month without the prior approval of the Company.

                  (d) As part of the compensation payable to the Financial Advisor hereunder, the Company agrees to the indemnification and contribution provisions (the "Indemnification Provisions") attached to this Agreement as Addendum A and incorporated herein in their entirety.


Merger & Acquisition Related Services:

         4. If during the term of this Agreement at the Company's request, Alex. Brown assists the Company in obtaining an investment from a third party or in a Business Combination that results in a change of control transaction (the "M&A Transaction"), the Company shall pay Alex. Brown a success fee based on the transaction value as follows:

         Aggregate Consideration                  Incremental Fee %
     ---------------------------------    ----------------------------------
                $0 - $50                              1.5000%
               $51 - $250                             0.7500%
             $251 - $1,000                            0.3750%
             $1,001 - above                           0.1875%

    $ in millions

As used in this letter, the term "Business Combination" means any transaction or series of transactions other than in the ordinary course of business involving
(a) an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of the Company are combined with another company or any of its subsidiaries; (b) the acquisition, directly or indirectly, by a buyer (which term shall include a "group" of persons as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), of equity interests or options, or any combination thereof constituting a majority of the then outstanding stock of the Company or possessing a majority of the then outstanding voting power of the Company (except as may occur as a result of the Restructuring); (c) any similar purchase or other acquisition by a buyer of significant assets of the Company (executive of purchases transacted during a forced, piecemeal liquidation of the Company's assets) or (d) the formation of a joint venture or partnership with the Company for the purpose of effecting a transfer of control of or a material interest in, the Company.

As used in this letter, "Aggregate Consideration" shall mean the value of all cash, securities and other property paid by an acquiring party to a selling party in connection with a Business Combination plus all amounts paid by the Company or an acquiring party to holders of options or stock appreciation rights, whether vested or not vested. In this connection, the value of securities (whether debt or equity) that are freely tradable in an established public market will be determined on the date of payment (the "Valuation Date"); and the value of securities that are not freely tradable (or have no established public market) or other property will be the fair market value of such securities or other property on such Valuation Date. Aggregate Consideration shall also be deemed to include any indebtedness for money borrowed.


Financing Services;

         5. If during the term of this Agreement, the Company determines to utilize an investment banker or other advisor in raising new capital in an amount greater than or equal to $10 million through the issue of public or private debt or equity securities for the purpose of refinancing the operations of the Company, the Company hereby retains the Financial Advisor as sole placement agent or lead manager in connection with such transaction. In the event of the successful completion of such a transaction, the Company will pay the Financial Advisor a fee of 6.0% of the principal amount raised in the Refinancing.


Other:

         6. If requested by the Board of Directors of the Company, the Financial Advisor will provide a Fairness Opinion to the Board that the Restructuring, or any other transaction in which the Company may engage, is fair to the shareholders of the Company. The nature and scope of the investigation which we would conduct in order to be able to render our opinion will be such as we would consider appropriate, and such opinion will be subject to appropriate assumptions and qualifications. If requested, our opinion will be in written form. Such opinion shall be solely for the use of the Board of Directors in considering any proposed Restructuring or other transaction. Such opinion shall be subject to the final terms of the Restructuring or other transaction and approval of the Financial Advisor's Opinion Letter Committee and any other conditions the Financial Advisor deems appropriate. If the Financial Advisor issues such opinion, the Company agrees to pay the Financial Advisor a fee of $100,000 payable in cash upon rendering such opinion.

         7. The Financial Advisor and the Company acknowledge and agree that the Company is entering into this Agreement in reliance on the Financial Advisor's experience and expertise in performing the services to be provided hereunder and that the Financial Advisor shall perform such services and its obligations hereunder using its best efforts, in a prompt and professional manner and in accordance with the highest standards of its industry.

         8. In order to coordinate our efforts on behalf of the Company during the period of our engagement hereunder, in the event the Company receives an inquiry concerning any potential business combination or strategic partnership, the Company will promptly inform Alex. Brown of such inquiry so that we can assess such inquiry and any resulting negotiations. In the event that Alex. Brown receives an inquiry concerning any such type of transaction, we will promptly inform the Company of such inquiry.

         9. The Company will cooperate with the Financial Advisor and will furnish the Financial Advisor with all information, documents and data concerning the Company and other parties as appropriate (the "Information") which the Financial Advisor deems appropriate and will provide the Financial Advisor with access to the Company's officers, director, employees, independent accountants and legal counsel. The Company will use its best efforts to ensure that all Information made available to the Financial Advisor by the Company will, at all times during the period of the engagement of the Financial Advisor hereunder, be to the knowledge of the Company substantially correct in all material respects and will promptly advise the Financial Advisor as soon as the Company becomes aware that any information is inaccurate or incomplete. The
Company represents and warrants that any projections provided by it to the Financial Advisor will have been prepared in good faith and will be based upon fully disclosed assumptions which, in light of the circumstances under which they are made, will be reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, the Financial Advisor will be using and relying on the Information without independent verification thereof by the Financial Advisor or independent appraisal by the Financial Advisor of any of the Company's assets. The Financial Advisor does not and will not assume responsibility for the accuracy or completeness of the Information made available to the Financial Advisor by the Company.

         10. In consideration of our services as the Company's Financial Advisor under this Agreement, the Company agrees to indemnify and hold harmless Alex. Brown and each of its directors, officers, agents, employees and controlling persons (with the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference. The provisions of this section and Addendum A incorporated herein by reference shall survive the termination of Alex. Brown's engagement under this Agreement and shall be binding upon any successors or assigns of the Company.

         11. Unless the parties hereto agree otherwise in writing, this Agreement shall automatically be terminated on that date which is twelve (12) months from the date on which the Company accepts the terms of this Agreement by executing and delivering a duplicate of this letter to the Financial Advisor as provided below. This Agreement may be terminated by the Company or the Financial Advisor, with or without cause, effective thirty days subsequent to receipt of written notice. Notwithstanding termination of this Agreement, the Financial Advisor will be entitled to: (i) receive reimbursement of all out-of-pocket expenses paid or incurred through the effective date of termination and the full benefit of the indemnity and reimbursement provisions detailed in Addendum A which shall remain in full force and effect. In addition, if within twelve months after termination by the Company, the Company completes a Restructuring or other transaction substantially similar to a restructuring or transactions recommended by the Financial Advisor, then the Financial Advisor will receive the full fees outlined above. This shall include any Business Combinations with any prospective acquirors and/or investors identified or contacted by Alex. Brown as to which the Company has previously been notified in writing.

         12. The terms and provisions of this letter are solely for the benefit of the parties hereto and the other indemnified persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter. In this connection it is understood that Alex. Brown is being engaged solely to provide the services described herein to the Company and that Alex Brown is not acting as an agent or fiduciary of, and shall have no duties or liability to the equity holders of the Company.

         13. This letter shall be governed by, and construed in accordance with, the laws of the state of New York State without regard to the principle of conflicts of law, and may be amended, modified or supplemented only by written instrument by the parties hereto.

         If the foregoing letter is in accordance with your understanding of the terms of our engagement, please sign and return to us the enclosed duplicate hereof.

                                      Very truly yours,

                                      ALEX. BROWN & SONS INCORPORATED

                                      By:      /s/ Barry W. Ridings
                                               ------------------------
                                               Barry W. Ridings
                                               Managing Director

Accepted and Agreed to as of the date first written above:

NETWORK IMAGING CORPORATION

By:               /s/ James J. Leto
                  ------------------------
                  James J. Leto
                  Chairman, President & Chief Executive Officer

                                   ADDENDUM A

         In connection with our engagement described in the foregoing letter agreement to which this Addendum A is attached, Network Imaging Corporation (the "Company") agrees to indemnify and hold harmless Alex. Brown & Sons Incorporated (the "Financial Advisor") and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) related to or arising out of our engagement, and will reimburse the Financial Advisor and each other person indemnified hereunder for all legal and other expenses as incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which the
Financial Advisor or any of its directors, officers, agents, employees and controlling persons is a party; provided, however, that the Company will not be liable in the event of any losses, claims, damages, liabilities (or actions or proceedings in respect thereof) or expenses to the extent that they result from actions taken or omitted to be taken by the Financial Advisor, or any other indemnified party hereunder, resulting directly from the sole or gross negligence or willful misconduct of the Financial Advisor or any other indemnified party hereunder.

         In case any proceeding shall be instituted involving any person in respect of whom indemnity may be sought, such person (the "indemnified party") shall promptly notify the Company and the Company, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the Company may designate in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Company and any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as incurred the fees and expenses of counsel retained by the indemnified party in the event that the Company and the indemnified party shall have mutually agreed to the retention of such counsel or the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of the indemnified party, due to actual or potential conflicts of interests between them.

         The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the indemnified party to the extent set forth in this Addendum A. In addition the Company will not, without the prior written consent of the Financial Advisor, settle or compromise or consent to the entry or any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Financial Advisor or any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Financial Advisor and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding.

                                   ADDENDUM B



Retainer Due to Alex. Brown                                        $55,000

         Average IMGX Trading Price                                 $1.44
         Common Shares to Alex. Brown                               19,048

         Value per Warrant                                          $0.81
         Warrants to Alex. Brown                                    33,951

Success Fee Due to Alex. Brown                                    $450,000

         Average IMGX Trading Price                                 $1.44
         Common Shares to Alex. Brown                              155,844

         Value per Warrant                                          $0.81
         Warrants to Alex. Brown                                   277,778


Assumptions:

1.  Warrant price from Company according to E&Y calculation method
2. Warrants: nonexercisable for 1 year from the date of this letter; exercis-able into registered shares
3. Common stock: no sale of stock during the 1 year period beginning from the date of this letter
4.  All holding requirements cease upon a change in control of the   Company
5. Alex, Brown will have the right to "piggy-back" its shares/warrants with any offering of the common stock of the Company

                              Last 5 Closing Prices

                   13-Aug-97                          $1.53
                   12-Aug-97                          $1.56
                   11-Aug-97                          $1.44
                   08-Aug-97                          $1.38
                   07-Aug-97                          $1.31

                   Average                            $1.44

         If the indemnification provided for in this Addendum A is determined to be unenforceable by a final judgment of a court of competent jurisdiction then the Company, in lieu of indemnifying such indemnified party, agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such amount as is appropriate to reflect the relative benefits received by the Company on one hand, and by the indemnified party on the other hand from the services rendered hereunder and the relative fault of the Company on the one hand and of the indemnified party on the other, as well as any other relevant equitable considerations. Notwithstanding the provisions of this Addendum A, the indemnified parties, in the aggregate, shall not be required to contribute any amount in excess of the amount of fees received by the Financial Advisor under this Agreement.

         This indemnification shall apply to the original engagement as set forth in the Agreement and any modification of the original engagement and the indemnification provided herein shall survive termination of the Financial Advisor's engagement and shall be binding upon any successors or assigns of the Company.